Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159947, 333-142810, 333-117437, 333-107864, 333-84916, 333-73458, 333-61064, 333-46820, 333-33544, 333-95665, 333-89119, and 333-81773) of Ariba, Inc. of our reports dated November 25, 2009, with respect to the consolidated financial statements of Ariba, Inc. and the effectiveness of internal control over financial reporting of Ariba, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2009.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 25, 2009